Exhibit 99.1

Schlumberger Announces Third-Quarter 2014 Results

Houston, October 16, 2014 – Schlumberger Limited (NYSE:SLB) today reported third-quarter 2014 revenue of $12.6 billion versus $12.1 billion in the second quarter of 2014, and $11.6 billion in the third quarter of 2013. Third-quarter revenue was up 5% sequentially and increased 9% year-on-year with International Areas revenue of $8.3 billion growing $222 million, or 3% sequentially, while North America Area revenue of $4.3 billion increased $367 million, or 9% sequentially.

Income from continuing operations attributable to Schlumberger was $1.9 billion—an increase of 8% sequentially and an increase of 14% year-on-year. Diluted earnings-per-share from continuing operations was $1.49 versus $1.37 in the previous quarter, and $1.29 in the third quarter of 2013—an increase of 9% sequentially and an increase of 16% year-on-year.

Pretax operating income in the third quarter reached $2.8 billion, up 7% sequentially and 12% year-on-year. International Areas pretax operating income of $2.0 billion increased 5% sequentially, while North America pretax operating income of $825 million increased 18% sequentially.

Pretax operating margin in the third quarter reached 22.2%, with North America pretax operating margin increasing to 19.4% and International Areas pretax operating margin climbing to 24.6%.

Schlumberger CEO Paal Kibsgaard commented, “Strong activity in North America and robust growth in International Areas, led by Latin America and supported by Europe/Africa/CIS in spite of international sanctions in Russia, drove third-quarter results to a new record high. At the same time, Middle East & Asia proved highly resilient in the face of significant headwinds in Northern Iraq. All Areas and all Groups recorded growth, backed by new technology penetration and strong operational execution.

Geographically, results were led by North America and driven by Canada with a strong seasonal rebound on land and significantly higher east coast offshore activity. US land was also strong in spite of adverse weather. In Latin America, all markets recorded growth—particularly in Mexico, both on land and offshore—and in Argentina on unconventional resource development. In Sub-Saharan Europe/Africa/CIS, exploration activity in Angola and new projects in Congo and Equatorial Guinea together with a seasonal rebound in Russia more than offset a slowdown in Norway. Middle East and Asia results were solid, with strength in Saudi Arabia and Oman offsetting a significant slowdown in Northern Iraq and lower activity in India.

Among the Groups, Reservoir Production recorded the strongest sequential growth, with results led by Well Services pressure pumping activity in North America and Artificial Lift growing on revenue additions and further expansion. Completions also contributed to the quarter with stronger product sales. Drilling Group Technologies benefited from higher rig activity in many areas, stronger IPM work in Mexico, and high-technology services being deployed in a number of GeoMarkets. Testing Services technologies led growth in the Reservoir Characterization Group, supported by stronger results for marine seismic services through the summer season although multiclient license sales fell. Overall, new technology from all Groups saw further market penetration to drive effective pricing in a competitive environment for basic services.

During the quarter, the outlook for growth in global GDP softened somewhat on weaker data from Europe and China, although the effect of this was partially offset by strength in the US. Given the strength of the US economy and the ongoing efforts to stimulate and manage growth in Europe and China, we continue to believe that the slow but steady recovery in the world economy is intact. While market sentiments are currently driven by fear of short-term over-supply, and although the oil demand outlook has been revised slightly downwards, we see little reason at the present time to change our view that the challenges of maintaining non-OPEC supply outside North America, the lack of growth in OPEC sustainable production capacity maintaining tightness in OPEC spare capacity, and the continuing geopolitical risks in some key producing regions all lead to a supply-demand situation that is relatively well-balanced.

Our view of the overall market continues to include a mix of economic and geopolitical headwinds and tailwinds. We therefore maintain the long-term hypothesis that we outlined in New York in June, believing in continued solid demand for our products, services, and expertise. We also firmly believe that opportunities exist for differentiated growth through new technology and greater integration, and that the transformational impact of our initiatives in reliability and efficiency will further support and accelerate our financial outperformance.”

Other Events

During the quarter, Schlumberger repurchased 13.9 million shares of its common stock at an average price of $108.41 per share for a total purchase price of $1.5 billion.

On August 11, 2014, Schlumberger, OneSubsea™, a Cameron International Corporation and Schlumberger joint venture, and Helix Energy Solutions Group, Inc. entered into a letter of intent to form an alliance to develop technologies and deliver services to optimize the cost and efficiency of subsea well intervention systems. Upon agreement on the final terms of the definitive agreement, the alliance will leverage the capabilities of Helix, OneSubsea and Schlumberger, to provide a unique, fully integrated offering, combining marine support with well access and control technologies. The alliance will focus on several objectives aimed at increasing the operating envelope of today’s subsea intervention technology. These objectives include the expansion of applications enabled by subsea well-access technology, and specific solutions for deep and ultra-deepwater basins and higher well pressure environments. An important consideration is the evolution in the capabilities of Helix’s vessels to provide well intervention and additional support services such as well commissioning, artificial lift support, and abandonment, which are usually performed using drilling rigs.

North America

North America revenue of $4.3 billion increased 9% sequentially—with offshore revenue up 12% and land revenue increasing 9%. Higher offshore revenue was driven by higher summer activity in Eastern Canada and market share gains in drilling services in the US Gulf of Mexico. Land revenue increased as Western Canada land rebounded strongly from the seasonal spring break-up while US land revenue continued to grow on increased stage counts and improving logistics. These sequential increases, however, were slightly muted by weather-related activity disruption from flooding in some basins and from loop currents in the US Gulf of Mexico. Recent investments in Artificial Lift Technologies to capture market share and promote inorganic growth also contributed to the sequential increase.

North America pretax operating margin increased 137 basis points (bps) sequentially to 19.4% as Western Canada recovered following the previous quarter’s seasonal spring break-up and as US land continued to make efficiency gains, increase penetration of new technology, and improve recovery of logistical costs. North America offshore operating margin improved with market share gains and technology uptake. Margin expansion overall, however, was tempered by adverse weather and offshore loop currents.

In strengthening our growth platform in North America, Schlumberger entered into a technology and service alliance with drilling contractor Precision Drilling Corporation in July. This agreement provides Precision Drilling access to Schlumberger bottomhole drilling technologies and services for 300-plus Precision Drilling land rigs in North America. The alliance expands the Schlumberger market reach for drilling tools and services, with Schlumberger bottomhole assemblies having already been deployed on 27 wells in seven different basins in US land and Canada.

During the third quarter, a number of new technologies helped meet customer challenges in North American unconventional resource development. These technologies led to increased production and more efficient operations.

In South Texas for example, Well Services used the BroadBand Sequence* fracturing technique for BHP Billiton to increase the effectiveness of hydraulic fracturing treatments in new horizontal wells in the Eagle Ford shale play. In an eight-well pilot test, three wells were completed using the BroadBand Sequence technology to enhance wellbore perforation coverage beyond conventional fracturing treatments. After 210 days, a 22% increase in normalized production was realized from wells in which the BroadBand Sequence technique was implemented compared to an average of five offset wells.

In West Texas, Wireline ThruBit* logging services were used for Atlantic to optimize the completions on a 27-horizontal-well program in the Permian Basin. The engineered completions yielded an increase in average well production compared with offset wells completed geometrically. In addition to increased production, stimulation costs were decreased by lowering breakdown pressures and eliminating screenouts.

In US land, Schlumberger Completions Diamondback* composite drillable fracturing plug technology was deployed for BHP Billiton to eliminate pre-set plug events and associated non-productive time in well completion in the Eagle Ford shale play. Previously, the customer had incurred an average of more than two pre-set plug events and over 31 hours of associated non-productive time per month. Diamondback composite plug technology helped overcome technical challenges and contributed to zero pre-set events for seven consecutive months while also increasing the average number of plugs set by a third. As a result of the elimination of pre-set plug events, the customer was able to save approximately $200,000 per event.

In addition to these specific examples, the LeanSTIM process demonstrated overall performance optimization in hydraulic fracturing operations. Within five months of implementing LeanSTIM for an independent operator in South Texas, Schlumberger operations delivered a 54% increase in stage count per month per crew. The customer benefitted from a lower cost per stage, faster completion of wells, de-risked production and a reduction in working capital. Schlumberger benefitted through incremental revenue per month per crew, higher margins per stage, and fewer operating crews. By adopting LeanSTIM on this project, pumping capacity was freed up, allowing Schlumberger to improve its market share with other operators without the need for additional capital expenditures.

International Areas

Revenue for the International Areas of $8.3 billion increased 3% sequentially.

The Latin America Area led the sequential international increase with revenue of $2.0 billion, growing 10% as Mexico rebounded with robust Integrated Project Management (IPM) work and strong deepwater drilling activity, while higher revenues were posted across all Groups in Venezuela, Argentina, Colombia, and Brazil.

Europe/CIS/Africa revenue of $3.3 billion grew 1% sequentially from significantly increased exploration work in Angola, the start of new projects in Congo and Equatorial Guinea, increased software sales in the UK, and peak summer drilling and exploration activity in Russia and Central Asia. Revenue growth in Russia, however, was tempered by a cautious investment climate that delayed certain projects and spending by some customers following sanctions by the European Union and the United States. Norway revenue declined as seismic and drilling activity wound down after the peak activity of the second quarter.

Middle East & Asia Area revenue of $3.0 billion was flat sequentially as strong offshore exploration activity in Saudi Arabia, increased drilling and market share gains in Oman, and higher WesternGeco marine survey work in Brunei were offset by a decrease in Iraq revenue due to a severe slowdown in operations in Kurdistan in response to growing unrest. India also declined following project completions.

Sequentially, International Areas pretax operating margin of 24.6% increased 55 bps reflecting incremental operating margins of 45%. Year-over-year, international incremental operating margins were 50%. Europe/CIS/Africa pretax operating margin increased by 132 bps to 23.4%, Latin America grew 72 bps to 21.9% while Middle East & Asia margin of 27.6% was essentially flat with the previous quarter.

The expansion in International Areas pretax operating margin was due to the seasonal activity rebound in Russia and Central Asia combined with strong exploration results in Sub-Saharan Africa and in the Middle East GeoMarkets, higher-margin software sales in the North Sea GeoMarkets, and robust activity across the Latin America Area. The effect, however, was limited during the quarter by sanction-compliance-related costs in Russia, and the severe operational slowdown in Kurdistan.

During the quarter, the International Areas saw a number of contract awards.

In Norway, Statoil awarded Schlumberger a contract valued at approximately $180 million for the supply of integrated drilling services for various Norwegian continental shelf licenses including exploration drilling. The two-year contract, with three optional periods of two years each, includes the provision of directional drilling, measurement-while-drilling, logging-while-drilling and mud logging services. In addition, Schlumberger will deliver real-time data transfer, integrated operations with onshore support, drilling optimization, and drilling equipment. The integrated drilling services model provides access to key drilling technologies and multidisciplinary work processes, enabling cost-efficient operations through standardization and a focus on quality of execution.

In Ecuador, Shushufindi consortium partners, Schlumberger and Tecpetrol, have been awarded the production management services contract for Group 1 fields. The award was based on commercial terms; strong quality, safety and environmental track records; high levels of alignment and integration; and the proven Schlumberger record of technology implementation in mature field development projects in Ecuador. This new project will enable the consortium to improve economies of scale and, combined with Shushufindi and Libertador fields, will further increase Petroamazonas production in Ecuador.

In Kuwait, Kuwait Oil Company (KOC) awarded WesternGeco a five-year contract for a 3D high-resolution, full-azimuth 4,200-km2 survey over the Greater Burgan and Khabrat Ali fields using several integrated geophysical technologies. The survey, which includes both acquisition and data processing, will be conducted using the UniQ* integrated point-receiver land seismic system with over 200,000 channels, making this one of the world’s largest land seismic surveys in terms of channel count. The contract also includes 3D vertical seismic profiling (VSP) and electromagnetic and magnetotelluric techniques, which will be integrated with the seismic data for greater resolution and reduced subsurface risk.

In Mexico, Schlumberger has signed a multiyear contract with the national hydrocarbons commission CNH to build and manage the National Data Repository (NDR), and to prepare the data rooms for the country’s first public oil tenders following issue of the Energy Reform legislation. The contract was awarded based on commercial terms, technology solution, and global experience and track record in building and managing NDRs, data centers and data rooms. The first tender round has been announced for the first quarter of 2015.

Reservoir Characterization Group

Third-quarter revenue of $3.2 billion increased 3% sequentially, but declined 3% year-on-year. Pretax operating income of $954 million was 4% higher sequentially, but decreased 3% year-on-year. The sequential increase in revenue was driven primarily by higher use of Testing Services technologies as a result of strong exploration activity in Brazil as well as in a number of other GeoMarkets. WesternGeco revenue also increased sequentially through improved global marine vessel activity leading to higher asset utilization during the quarter. In addition, Schlumberger Information Solutions (SIS) posted higher software sales, mainly in the UK. These increases, however, were partially offset by sequentially lower PetroTechnical Services multiclient seismic sales.

Pretax operating margin of 30% was 29 bps higher sequentially reflecting incremental operating margins of 40% on higher WesternGeco vessel utilization, robust high-margin software sales, and stronger Testing Services activity.

In addition to contract awards during the third quarter, new Reservoir Characterization Group technologies helped meet customer challenges in reducing sub-surface risk, characterizing complex reservoirs and improving well production and reservoir recovery.

For example in Kazakhstan, Wireline Saturn* 3D radial probe technology was first used for Zhaikmunai to obtain high quality reservoir gas condensate samples in a well in low permeable, heterogenic carbonate formations. Due to drilling fluid invasion, previous downhole sampling operations using conventional methods resulted in high levels of filtrate and low percentages of hydrocarbons in the samples from these zones. The Saturn elliptical probe design led to improvements in operational efficiency enabled by faster clean-up in deeply invaded zones. As a result of using Saturn technology, the fluid content of the three selected different reservoir zones was successfully identified in a matter of hours.

Offshore Australia, Wireline Saturn 3D Radial Probe technology was also deployed for Apache Corporation to retrieve oil samples and confirm the presence of at least four discrete oil columns in a discovery well in the Canning Basin. The larger flow area and improved sealing capability offered by the Saturn elliptical inlet design enabled efficient capture and retrieval of reservoir oil samples, overcoming the challenges encountered in previous attempts to recover reservoir fluids on two offset wells using conventional sampling methods.

In Oman, Wireline Litho Scanner* high-definition spectroscopy technology was run for the first time for Petroleum Development Oman (PDO) in three wells in an unconventional organic-rich mudstone formation. Litho Scanner technology delivered estimated Total Organic Carbon and helped accurately resolve the formation’s complex mineralogy.

In Angola, Total Exploration & Production Angola awarded Schlumberger Wireline a three-year contract with an optional period of two additional years to supply wireline reservoir evaluation services in their development fields in Block 17, exploration wells in Block 32 and pre-salt exploration wells in Blocks 25 and 40.

In Malaysia, PETRONAS Carigali has awarded WesternGeco a contract for a 1,050-km2 survey using IsoMetrix* marine isometric seismic technology offshore Sarawak, the customer’s first ever 3D multisensor survey. Due to an international maritime boundary in the area, a conventional survey would need to be acquired in two different directions. However, IsoMetrix technology samples 3D data in both inline and crossline directions in a single pass, so provided a cost-effective solution. Data processing will be carried out in the Schlumberger PetroTechnical Services Geosolutions center in Kuala Lumpur, with a processed image due for delivery eight months after acquisition.

In Norway, Statoil Petroleum AS has awarded WesternGeco several offshore seismic contracts, including two 4D monitor surveys using Q-Marine* technology over the Skuld and Heidrun fields in the Norwegian Sea. WesternGeco has conducted regular 4D surveys over the Heidrun field for Statoil since 2001.

Drilling Group

Third-quarter revenue of $4.8 billion was up 4% sequentially and grew 11% year-on-year. Pretax operating income of $1.0 billion was 7% higher sequentially and increased 18% year-on-year.

Sequentially, revenue increased primarily on strong Drilling & Measurements deepwater activity in Mexico, Russia, and offshore North America. IPM also increased on robust project activity in Mexico. Full-quarter rig revenue from Saxon also contributed to sequential growth.

Sequentially, pretax operating margin grew 60 bps to 21.7% reflecting incremental operating margin of 38% from improved profitability in Drilling & Measurements driven by stronger activity and a more favorable geographical and technology mix. Improved efficiency on IPM projects in the Latin America Area continued to contribute to the Group’s expanding margins.

During the third quarter, new Drilling Group technologies boosted performance through improving drilling efficiency, assuring wellbore integrity and optimizing well placement.

Offshore Malaysia, GeoSphere* reservoir mapping-while-drilling service was used for PETRONAS Carigali Sdn. Bhd in a horizontal well in an oilfield offshore Sabah, known for its geological complexity and significant drilling risk. Past drilling campaigns using conventional drilling methods often encountered subsurface risks including shale-outs, which made accurate well placement very challenging. GeoSphere technology, deployed for the first time in this field, reduced geological uncertainty by mapping the target sand channel at about 25 m from the well, which enabled the well to be landed in the sweet spot and optimally steered inside the reservoir. As a result of using GeoSphere technology, the initial well test confirmed incremental production over 1,700 bbl/d or almost double the production target.

In the UK sector of the North Sea, GeoSphere technology was deployed to land a horizontal well in a challenging reservoir. While drilling the 12 1/4-in section, GeoSphere technology mapped the reservoir as a 15-ft sand unit prior to drilling through it, which together with measurement interpretation expertise and a detailed knowledge of the asset, enabled the well to be landed at the optimum inclination angle. As a result, casing was run efficiently, which facilitated the drilling of the reservoir section.

In Saudi Arabia, Drilling & Measurements PowerDrive Orbit* rotary steerable technology was used to improve drilling performance in the challenging 5 7/8-in lateral sections of gas wells. The reliability and drilling efficiency of PowerDrive Orbit technology enabled a cumulative 10,470 ft of lateral section to be drilled so far, resulting in 149% further footage; 81% more drilling hours compared to the best conventional rotary steerable system runs; and 175% rate of penetration (ROP) improvement over a conventional motor’s average ROP. Overall, Drilling & Measurements technology helped save a total of 23 drilling days.

Offshore Mexico, integrated Drilling Group technologies were used for PEMEX to improve drilling performance in a development well. PowerDrive Orbit rotary steerable technology combined with Stinger* conical diamond element technology on a Smith customized drill bit achieved an 18% improvement in ROP in a 2,096-m well section, the longest in the field, in a single run. This led to a new drilling record for the fastest section drilled in the field, and enabled the customer to save more than $500,000 in rig-related cost.

Offshore China, Drilling Group technologies were deployed for CNOOC (Zhanjiang Branch) to overcome drilling challenges in deepwater exploration wells in the South China Sea QiongDong Basin. The combination of Drilling & Measurements SonicScope* multipole sonic-while-drilling technology and real-time geomechanics enabled accurate prediction of formation pore pressure, which led to accurate casing depth determination while drilling, and casing program optimization. As a result, drilling risks due to high pressure zones, narrow mud weight windows and well instabilities were mitigated, and three wells were drilled successfully. Also, based on the confidence in the process which led to reduced drilling risk in the first two wells, the 14 3/4-in hole size was eliminated in the third well, which resulted in a reduction of seven rig-days and a cost saving for the customer of approximately $8 million.

Offshore Republic of Congo, Drilling & Measurements technologies were deployed for ENI in the drilling of a complex wellbore in the Loango field. PowerDrive Archer* high build rate rotary steerable and EcoScope†* multifunction logging-while-drilling technologies, with a customized Smith polycrystalline diamond compact bit enabled a complex 3D well to be drilled through the overburden and landed optimally in the reservoir. Well placement in the challenging reservoir was performed using PeriScope HD* multilayer bed boundary detection and adnVISION* azimuthal density neutron technologies, which enabled the mapping of multiple layers of heterogeneous reservoir, and allowed the re-evaluation of well positioning in real time. As a result of using Drilling & Measurements technologies, including the first deployment of PeriScope HD technology in the country, the well was drilled safely and achieved a 100% reservoir contact.

In Venezuela, Drilling & Measurements PowerDrive X6* rotary steerable technology was deployed for PDVSA in a high-temperature well in the La Ceiba field. PowerDrive X6 technology drilled more than 2,000 ft in a single trip, while reducing the number of runs from seven to three, and achieving a time below the rotary table three times higher compared with conventional drilling systems used in adjacent wells.

Production Group

Third-quarter revenue of $4.7 billion increased 8% sequentially and grew 17% year-on-year. Pretax operating income of $857 million increased 18% sequentially and 21% year-on-year. The strong rebound from the seasonal spring break-up in Western Canada accounted for the majority of the sequential increase in Well Services, although a significant proportion came from increased stage count in US land as well as from improving logistics. Strong sales of Completions products in the Latin America and Middle East & Asia Areas, and expanding Artificial Lift product sales in North America also contributed to sequential growth.

Pretax operating margin of 18.3% increased 158 bps sequentially reflecting incremental operating margin of 38% on improved profitability in Well Services as Western Canada recovered from the previous quarter’s seasonal spring break-up; and as US land continued to expand on improving efficiency, better utilization, and recovery of logistical costs.

New Production Group technologies helped meet a number of customer challenges during the third quarter in driving operational efficiency, accelerating production and maximizing reservoir recovery.

Offshore Malaysia, Well Intervention performed the world’s first sandstone ACTive Matrix* live coiled tubing stimulation service in a challenging multistage gas well for Petronas Carigali. Using real time downhole measurements, ACTive Cleanout* service enabled the optimization of the coiled tubing’s reach while descaling the wellbore. In addition, the ACTive* in-well live performance with distributed temperature sensing and chemical diverter using degradable fiber helped optimize stimulation fluid placement and avoided the loss of treatment fluid into the upper thief zone. Post-stimulation gas production was 175% above original expected production.

In Argentina, Schlumberger deployed integrated reservoir workflows for YPF to optimize hydraulic fracture designs and treatments in the Vaca Muerta unconventional shale formation. Well Services Mangrove* reservoir-centric stimulation design software was used, along with field data from several offset wells, to develop the completion strategy for a candidate well. In addition, a complex hydraulic fracture network was generated using UFM* unconventional fracture model, and passed to Schlumberger Information Solutions INTERSECT* high-resolution reservoir simulator for production simulations and history matching. As a result of Schlumberger integrated reservoir workflows, the fracture propagation mechanism in the Vaca Muerta shale formation is now better understood, enabling the customer to improve return on investment.

Also in Argentina, a combination of Well Services technologies enabled Petrolera Entre Lomas to optimize the stimulation and completion of an oil well in the Vaca Muerta unconventional shale formation in the Medano de la Mora field. Through integration of reservoir information including mechanical properties and microseismic data, Mangrove reservoir-centric stimulation design software provided timely visualization of different completion options which led to the optimization of the well’s perforation and fracturing strategy. In addition, use of HiWAY* flow-channel fracturing technology, with its simplified logistics and operational reliability, resulted in a stimulation treatment that maximized the well’s potential. As a result of deploying Well Services technologies, the well’s initial production exceeded expectations.

In Saudi Arabia, Schlumberger Well Intervention technologies performed a workover operation for Saudi Aramco in a sour gas well. ACTive family live downhole coiled tubing technology was used in a high-rate mechanical descaling operation to maintain the required differential pressure as Jet Blaster* jetting scale removal technology cleaned out hard scale, and provided real-time monitoring of bottom-hole pressure to minimize the risk of gas influx. Following the well descaling operation, ACTive technology was also used to conduct real-time gamma ray depth correlation, while keeping the optimum differential pressure across the ABRASIJET* hydraulic pipe-cutting and perforating tool, which saved the customer the need for one additional run for depth correlation.

In Nigeria, Schlumberger Completions installed the IntelliZone Compact* modular multizonal management system in a well for SEPLAT to commingle production from multiple zones while maintaining control over each zone. The IntelliZone Compact system was successfully installed inside a FacsRiteTM sand screen. IntelliZone Compact technology is designed to optimize production and increase recovery, enabling customers to improve the net present value of their asset.

Offshore Republic of Congo, Schlumberger Completions FacsRiteTM screen technology was used for Total E&P Congo to assure productivity in a horizontal well in the Libondo field. FacsRite technology was selected over conventional slotted liners due to its mechanical properties and sand retention capabilities coupled with its large open-flow-area design. Since being put in production, no sand and fine production has been detected and the absence of adverse skin effect on the reservoir has allowed the well to produce at the reservoir potential.

In Venezuela, Well Services Losseal* reinforced composite mat pill technology was deployed for PDVSA to overcome lost circulation and reduce rig time, particularly when drilling wells in the challenging Colorado formation in the Anaco District’s Santa Rosa field. In one well, a 30 bbl pill of Losseal technology helped reduce fluid losses of 20 bbl/h to 1 bbl/h in six hours, enabling safe and efficient drilling operations to continue. Also, Losseal technology application helped the customer avoid more than 36 hours of rig time on additional remedial operations, such as other lost circulating material pills and cement plugs.

Financial Tables

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Third Quarter		Nine Months
Periods Ended September 30,	2014	2013	2014	2013
Revenue	$12,646	$11,608	$35,939	$33,360
Interest and other income, net	79	43	220	105
Gain on formation of OneSubsea(1)	—	—	—	1,028
Expenses
Cost of revenue	9,689	8,926	27,708	26,047
Research & engineering	301	286	893	870
General & administrative	125	110	353	305
Impairment & other(1)	—	—	—	456
Interest	90	98	282	294

Income before taxes	2,520	2,231	6,923	6,521
Taxes on income(1)	556	506	1,530	1,361

Income from continuing operations	1,964	1,725	5,393	5,160
Loss from discontinued operations	—	—	(205)	(69)

Net income	1,964	1,725	5,188	5,091
Net income attributable to noncontrolling interests	15	10	52	23

Net income attributable to Schlumberger	$1,949	$1,715	$5,136	$5,068

Schlumberger amounts attributable to:
Income from continuing operations(1)	$1,949	$1,715	$5,341	$5,137
Loss from discontinued operations	—	—	(205)	(69)

Net income	$1,949	$1,715	$5,136	$5,068

Diluted earnings per share of Schlumberger
Income from continuing operations(1)	$1.49	$1.29	$4.07	$3.84
Loss from discontinued operations	—	—	(0.16)	(0.05)

Net income	$1.49	$1.29	$3.91	$3.79

Average shares outstanding	1,294	1,322	1,300	1,326
Average shares outstanding assuming dilution	1,310	1,333	1,315	1,336

Depreciation & amortization included in expenses(2)	$1,033	$988	$3,029	$2,891

(1)	See page 12 for details of charges and credits.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Sept. 30,	Dec. 31,
	2014	2013
Assets
Current Assets
Cash and short-term investments	$6,759	$8,370
Receivables	12,352	11,497
Other current assets	6,362	6,358

	25,473	26,225
Fixed income investments, held to maturity	473	363
Fixed assets	15,809	15,096
Multiclient seismic data	751	667
Goodwill	15,243	14,706
Other intangible assets	4,690	4,709
Other assets	5,881	5,334

	$68,320	$67,100

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$8,916	$8,837
Estimated liability for taxes on income	1,499	1,490
Short-term borrowings and current portion of long-term debt	1,451	2,783
Dividend payable	522	415

	12,388	13,525
Long-term debt	11,626	10,393
Postretirement benefits	606	670
Deferred taxes	1,733	1,708
Other liabilities	1,280	1,169

	27,633	27,465
Equity	40,687	39,635

	$68,320	$67,100

Net Debt

“Net Debt” represents gross debt less cash, short-term investments and fixed income investments, held to maturity. Management believes that Net Debt provides useful information regarding the level of Schlumberger’s indebtedness by reflecting cash and investments that could be used to repay debt.

Details of changes in Net Debt follow:

	(Stated in millions)
Periods Ended September 30,	Nine Months 2014	Third Quarter 2014	Nine Months 2013
Income from continuing operations before noncontrolling interests	$5,393	$1,964	$5,160
Gain on formation of OneSubsea	—	—	(1,028)
Impairment of equity method investments and currency devaluation loss in Venezuela	—	—	456
Depreciation and amortization(1)	3,029	1,032	2,891
Pension and other postretirement benefits expense	266	76	388
Stock-based compensation expense	246	84	255
Pension and other postretirement benefits funding	(318)	(191)	(468)
(Increase) decrease in working capital	(991)	99	(1,079)
Other	(343)	(1)	(4)

Cash flow from operations	7,282	3,063	6,571

Capital expenditures	(2,766)	(980)	(2,753)
SPM investments	(569)	(192)	(633)
Multiclient seismic data capitalized	(212)	(58)	(300)

Free cash flow(2)	3,735	1,833	2,885

Stock repurchase program	(3,582)	(1,508)	(1,526)
Dividends paid	(1,451)	(519)	(1,196)
Proceeds from employee stock plans	795	303	415

	(503)	109	578

Business acquisitions and investments, net of cash and debt acquired	(1,049)	(85)	(1,144)
Other	150	197	61

(Increase) decrease in Net Debt	(1,402)	221	(505)
Net Debt, Beginning of period	(4,443)	(6,066)	(5,111)

Net Debt, September 30th	$(5,845)	$(5,845)	$(5,616)

Components of Net Debt	Sept. 30, 2014	June 30, 2014	Dec. 31, 2013	Sept. 30, 2013
Cash and short-term investments	$6,759	$6,699	$8,370	$6,435
Fixed income investments, held to maturity	473	480	363	363
Short-term borrowings and current portion of long-term debt	(1,451)	(1,505)	(2,783)	(2,498)
Long-term debt	(11,626)	(11,740)	(10,393)	(9,916)

	$(5,845)	$(6,066)	$(4,443)	$(5,616)

(1)	Includes depreciation of property, plant and equipment and amortization of intangible assets, multiclient seismic data costs and SPM investments.
(2)	“Free Cash Flow” represents cash flow from operations less capital expenditures, SPM investments and multiclient seismic data capitalized. Management believes that this is an important measure because it represents funds available to reduce debt and pursue opportunities that enhance shareholder value such as making acquisitions, and returning cash to shareholders through stock repurchases and dividends.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this Third-Quarter Press Release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). The following is a reconciliation of these non-GAAP measures to the comparable GAAP measures:

		(Stated in millions, except per share amounts)
	Nine Months 2013
	Pretax	Tax	Noncont. Interest	Net	Diluted EPS	Income Statement Classification
Schlumberger income from continuing operations, as reported	$6,521	$1,361	$23	$5,137	$3.84
Currency devaluation loss in Venezuela	92	—	—	92	0.07	Impairment & other
Gain on formation of OneSubsea joint venture	(1,028)	—	—	(1,028)	(0.77)	Gain on formation of OneSubsea
Impairment of equity method investments	364	19	—	345	0.26	Impairment & other

Schlumberger income from continuing operations, excluding charges & credits	$5,949	$1,380	$23	$4,546	$3.40

There were no charges or credits recorded in continuing operations during the first nine months of 2014 or in the third quarter of 2013.

Product Groups

	(Stated in millions)
	Three Months Ended
	Sept. 30, 2014		June 30, 2014		Sept. 30, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$3,184	$954	$3,095	$918	$3,289	$988
Drilling	4,821	1,045	4,653	981	4,358	889
Production	4,697	857	4,344	725	4,024	707
Eliminations & other	(56)	(50)	(38)	(3)	(63)	(88)

Pretax operating income		2,806		2,621		2,496
Corporate & other	—	(210)	—	(216)	—	(179)
Interest income(1)	—	8	—	8	—	6
Interest expense(1)	—	(84)	—	(86)	—	(92)

	$12,646	$2,520	$12,054	$2,327	$11,608	$2,231

Geographic Areas

	(Stated in millions)
	Three Months Ended
	Sept. 30, 2014		June 30, 2014		Sept. 30, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$4,255	$825	$3,888	$700	$3,602	$730
Latin America	2,036	446	1,852	393	1,934	399
Europe/CIS/Africa	3,303	774	3,268	723	3,185	714
Middle East & Asia	2,970	820	2,966	826	2,794	730
Eliminations & other	82	(59)	80	(21)	93	(77)

Pretax operating income		2,806		2,621		2,496
Corporate & other	—	(210)	—	(216)	—	(179)
Interest income(1)	—	8	—	8	—	6
Interest expense(1)	—	(84)	—	(86)	—	(92)

	$12,646	$2,520	$12,054	$2,327	$11,608	$2,231

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Product Groups

	(Stated in millions)
	Nine Months Ended
	Sept. 30, 2014		Sept. 30, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Reservoir Characterization	$9,131	$2,651	$9,157	$2,629
Drilling	13,804	2,906	12,659	2,413
Production	13,157	2,319	11,708	1,888
Eliminations & other	(153)	(81)	(164)	(190)

Pretax operating income		7,795		6,740
Corporate & other	—	(628)	—	(529)
Interest income(1)	—	23	—	15
Interest expense(1)	—	(267)	—	(277)
Charges & credits	—	—	—	572

	$35,939	$6,923	$33,360	$6,521

Geographic Areas

	(Stated in millions)
	Nine Months Ended
	Sept. 30, 2014		Sept. 30, 2013
	Revenue	Income Before Taxes	Revenue	Income Before Taxes
North America	$11,827	$2,208	$10,249	$2,019
Latin America	5,646	1,210	5,752	1,164
Europe/CIS/Africa	9,452	2,082	9,186	1,867
Middle East & Asia	8,781	2,396	7,844	1,931
Eliminations & other	233	(101)	329	(241)

Pretax operating income		7,795		6,740
Corporate & other	—	(628)	—	(529)
Interest income(1)	—	23	—	15
Interest expense(1)	—	(267)	—	(277)
Charges & credits	—	—	—	572

	$35,939	$6,923	$33,360	$6,521

(1)	Excludes interest included in the Product Groups and Geographic Areas results.

Supplemental Information

1)	What was the pretax operating income margin and incremental operating margin for the first nine months of 2014?

The pretax operating income margin was 21.7% and the incremental operating margin was 40.9% for the first nine months of 2014.

2)	What was the free cash flow as a percentage of income from continuing operations before noncontrolling interests for the first nine months of 2014?

Free cash flow as a percentage of income from continuing operations before noncontrolling interests was 69% for the first nine months of 2014.

3)	What is the capex guidance for the full year 2014?

Schlumberger capex (excluding multiclient and SPM investments) is still expected to be $3.8 billion for 2014. Capex for the full year of 2013 was $3.9 billion.

4)	What was included in “Interest and other income, net” for the third quarter of 2014?

“Interest and other income, net” for the third quarter of 2014 was $79 million. This amount consisted of equity in net earnings of affiliated companies of $66 million and interest income of $13 million.

5)	How did interest income and interest expense change during the third quarter of 2014?

Interest income of $13 million was flat sequentially. Interest expense of $90 million was flat sequentially.

6)	What is the difference between the “Pretax operating income” and Schlumberger’s consolidated income before taxes?

The difference consisted of such items as corporate expenses and interest income and interest expense not allocated to the segments, as well as interest on postretirement medical benefits, stock-based compensation expense and the amortization expense associated with certain intangible assets.

7)	What was the effective tax rate (ETR) for the third quarter of 2014?

The ETR for the third quarter of 2014 was 22.1% as compared to 21.7% for the second quarter of 2014.

8)	How many shares of common stock were outstanding as of September 30, 2014 and how did this change from the end of the previous quarter?

There were 1.287 billion shares of common stock outstanding as of September 30, 2014. The following table shows the change in the number of shares outstanding from June 30, 2014 to September 30, 2014.

(Stated in millions)
Shares outstanding at June 30, 2014	1,296
Shares sold to optionees, less shares exchanged	2
Vesting of restricted stock	1
Shares issued under employee stock purchase plan	2
Stock repurchase program	(14)

Shares outstanding at September 30, 2014	1,287

9)	What was the weighted average number of shares outstanding during the third quarter and how does this reconcile to the average number of shares outstanding, assuming dilution?

The weighted average number of shares outstanding during the third quarter and second quarter was 1.294 billion and 1.300 billion, respectively. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding assuming dilution.

		(Stated in millions)
	Third Quarter 2014	Second Quarter 2014
Weighted average shares outstanding	1,294	1,300
Assumed exercise of stock options	12	11
Unvested restricted stock	4	4

Average shares outstanding assuming dilution	1,310	1,315

10)	What were multiclient sales in the third quarter of 2014?

Multiclient sales, including transfer fees, were $93 million in the third quarter of 2014 and $133 million in the second quarter of 2014.

11)	What was the WesternGeco backlog at the end of the third quarter of 2014?

WesternGeco backlog, which is based on signed contracts with customers, was $840 million at the end of the third quarter of 2014. It was $913 million at the end of the second quarter of 2014.

About Schlumberger

Schlumberger is the world’s leading supplier of technology, integrated project management and information solutions to customers working in the oil and gas industry worldwide. Employing approximately 126,000 people representing over 140 nationalities and working in more than 85 countries, Schlumberger provides the industry’s widest range of products and services from exploration through production.

Schlumberger Limited has principal offices in Paris, Houston, London and The Hague, and reported revenues from continuing operations of $45.27 billion in 2013. For more information, visit www.slb.com.

*	Mark of Schlumberger or of Schlumberger companies.
†	Japan Oil, Gas and Metals National Corporation (JOGMEC), formerly Japan National Oil Corporation (JNOC), and Schlumberger collaborated on a research project to develop LWD technology. The EcoScope and NeoScope services use technology that resulted from this collaboration.

Notes

Schlumberger will hold a conference call to discuss the above announcement and business outlook on Friday, October 17, 2014. The call is scheduled to begin at 7:00 a.m. (US Central Time), 8:00 a.m. (Eastern Time), 2:00 p.m. (Paris time). To access the call, which is open to the public, please contact the conference call operator at +1-800-288-8967 within North America, or +1-612-332-0107 outside of North America, approximately 10 minutes prior to the call’s scheduled start time. Ask for the “Schlumberger Earnings Conference Call.” At the conclusion of the conference call an audio replay will be available until November 17, 2014 by dialing +1-800-475-6701 within North America, or +1-320-365-3844 outside of North America, and providing the access code 332340.

The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. Please log in 15 minutes ahead of time to test your browser and register for the call. A replay of the webcast will also be available at the same web site.

For more information, contact

Simon Farrant – Schlumberger Limited, Vice President of Investor Relations

Joy V. Domingo – Schlumberger Limited, Manager of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

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This third-quarter 2014 earnings release and Supplemental Information, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts, such as our forecasts or expectations regarding business outlook; growth for Schlumberger as a whole and for each of its segments (and for specified products or geographic areas within each segment); oil and natural gas demand and production growth; oil and natural gas prices; improvements in operating procedures and technology; capital expenditures by Schlumberger and the oil and gas industry; the business strategies of Schlumberger’s customers; the success of Schlumberger’s joint ventures and alliances; future global economic conditions; and future results of operations. These statements are subject to risks and uncertainties, including, but not limited to, global economic conditions; changes in exploration and production spending by Schlumberger’s customers and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world, including in Russia and the Ukraine; pricing erosion; weather and seasonal factors; operational delays; production declines; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services and climate-related initiatives; the inability of technology to meet new challenges in exploration; and other risks and uncertainties detailed in the third-quarter 2014 earnings release, our most recent Form 10-K and other filings that we make with the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Schlumberger disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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